Exhibit (r)(3)

Code of Ethics

Bonaventure Capital, LLC / Fidelis Capital, LLC

Code of Ethics

Introduction

This Code of Ethics (the Code) for Bonaventure Capital, LLC / Fidelis Capital, LLC (the “Firm” or “Company”) is designed to address the requirements of Investment Advisers Act rule 204A–1.

The purpose of this Code of Ethics is to (i) remind employees that the Firm’s responsibility to its clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) assure that employees understand their responsibilities under the federal securities laws; (iv) protect the Firm from reputational damage; and (v) establish procedures that allow the Firm to monitor employee activity for compliance with the Firm’s Code of Ethics.

The Code is intended to (i) minimize conflicts of interest and even the appearance of conflicts of interest, between the personnel of the Firm and its clients in the securities markets and (ii) assure that personal securities transactions of the Firm’s Access Persons are made in compliance with applicable securities laws.

The Firm’s Chief Compliance Officer (CCO) is responsible for compliance with all regulatory jurisdictions’ rules and regulations (which includes the administration of this Code), the Firm’s internal policies and procedures, and the overall supervision of its Associated Persons

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment with the Firm.

In cases where oversight of the CCO’s activities is required, a principal of the Firm will be designated for that purpose.

William E. Reiser, Jr. / John S. Stein, III

Member & Chief Compliance Officer

Bonaventure Capital, LLC / Fidelis Capital, LLC

820 Shades Creek Parkway, Suite 1200

Birmingham, AL 35209

Telephone: 205-870-8050 / 205-588-6022

Email Address: breiser@bonaventurecapital.net / jstein@fideliscapital.net

Alternate Contact:

Steven M. Dauphin, Member

Email Address: sdauphin@bonaventurecapital.net / sdauphin@fideliscapital.net

Section 1 – Scope

The Code applies to the Firm’s Supervised Persons. Associated with this group is a sub– category of Supervised Persons known as Access Persons, covered in sections of the Code dealing with personal securities transactions. It also applies to Covered Accounts and Covered Securities.

Section 2 – Statement of General Principles

The Firm is dedicated to providing effective and proper professional investment management services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Firm’s Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of its clients first and to refrain from having outside interests that conflict with the interests of its clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect or appear to affect the Firm’s duty of complete loyalty to clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm’s policy regarding the conduct of Supervised Persons in those situations in which conflicts are most likely to develop.

As Firm personnel consider the more detailed provisions of the Code, they should keep in mind the following fundamental fiduciary principles that govern their activities:

1.	The interests of the clients must come first. Firm personnel must scrupulously avoid serving their own interests ahead of those of the client when making any decision relating to personal investments;

2.	Access Persons must not take inappropriate advantage of their positions;

3.	Information concerning clients investments must be kept confidential; and

4.	Access Persons must always provide unbiased professional investment advice based on the client’s financial situation, investment experience, investment objectives and independent judgement.

5.	Before providing investment advice, and, as appropriate thereafter, Access Person’s must make reasonable inquiry into the financial situation and needs of the client;

6.	Before engaging in a transaction with or on behalf of the client or making recommendations to a client, Access Person’s must disclose any potential conflict of interest and obtain informed client consent, based on full and fair disclosure of all material facts;

7.	Access Person’s must adequately investigate and have a reasonable basis for investment recommendations;

These principles govern all conduct of Supervised Persons whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, including termination.

Principals have the responsibility to bring all deals that fit the Firm’s investment criteria to the Firm first. If the Principals find a deal that fits the investment criteria of the Company’s active funds; priority to invest in the fund(s) will be given to the clients before the personal investment interests of the Principals.

Section 3 – Personal Securities Reporting

The Firm requires that all Access Persons strictly comply with the Firm’s policies and procedures regarding Personal Securities Transactions. Those employees found to be out of compliance are subject to disciplinary action including termination of employment.

3.1 – Reporting of Transactions and Holdings (at initial employment, quarterly and yearly)

Access Persons are required to submit to the CCO a Transactions and Holdings Report covering all transactions and holdings in Covered Securities and accounts within 10 calendar days after initial employment, within 30 days of the end of each quarter and/or within 30 days of the end of each year. Account statements from financial institutions may be attached to, rather than duplicated on, the Transactions and Holdings Report.

The following information should be included on the report or the attached account statements:

●	Date and title of the transaction and exchange, ticker symbol or CUSIP number;

●	Interest rate and maturity date (if applicable);

●	Number of shares and the principal amount of each Covered Security involved;

●	Nature of the transaction (purchase, sale, etc.)

●	Price of the Covered Security at which the transaction was effected;

●	Name of the broker, dealer or bank through which the transaction was effected;

●	Date of submission of report.

3.1a-Document Retention

The Firm will retain all initialed cover sheets in the secure digital storage platform as proof of review for at least the past 5 years. The actual brokerage statements will be stored at the corporate headquarters.

3.2 – Reporting Exemptions

The Firm’s Code does not require an Access Person to submit:

●	Transaction details on the report, if the report duplicates information attached to the report, as long as such information is received no later than 30 days after the end of the calendar quarter;

●	Any report covering securities held in accounts over which the Access Person had no direct or indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan (including accounts containing only mutual funds such as a 529 plans);

3.3 – Reporting Oversight

The CCO, or other person authorized by the CCO, will review security transactions quarterly for possible conflicts of interest and initial each statement as proof of review.

3.4 – Reporting on IPOs, Private Placements or other Limited Offerings

The Firm’s Code requires access persons to obtain prior approval for investing in IPOs, private placements or other limited offerings.

Section 4 – Best Execution Review

All of the broker-dealers where client accounts are custodied have areas on their web sites that discuss each firm’s commitment and approach to seeking best execution. In addition, execution quality statistics are periodically updated and published, and disclosure reports prepared pursuant to SEC Rule 606 are made available.

4.1 – Reporting Oversight

The CCO, or other person authorized by the CCO will print, review, initial, and file this information for all broker-dealers used by the Firm on a quarterly basis. The signed coversheets will be scanned and stored on the secure digital storage platform.

The CCO, or other person authorized by the CCO, will confirm and document completion of this review process quarterly.

4.1a-Document Retention

The Firm will retain all initialed cover sheets in the secure digital storage platform as proof of review for at least the past 5 years.

Section 5 – Prohibited Businesses

Except as included in index-based investments, fund investments or ETF investments, the Firm will not invest in businesses that are directly engaged in the following industries:

●	Tobacco-related products

●	Casino businesses or gambling related businesses

●	Pornographic products

●	Products deemed illegal by local or national laws or services that are unlawful by the appropriate governing bodies

●	Products or services deemed by the U. S. Government as potentially harmful to the safety and security to the United States

These criteria will be reviewed at the Annual Compliance meeting to insure continued compliance with local and national laws and with the best interests of the Company’s investors.

Section 6 – Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To employ any device, scheme or artifice to defraud any client or prospective client;

●	Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client;

●	To engage in any manipulative practice with respect to such client; or

●	To engage in any manipulative practice with respect to securities including price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal laws, including the following:

●	Suitability Guidance

●	Dodd Frank Act Reforms

●	Investment Advisers Act of 1940

●	Investment Company Act of 1940

●	Gramm–Leach–Bliley Act of 2002 (Title V) -Regulation S-P

●	Sarbanes–Oxley Act of 2002

●	Securities Act of 1933; and

●	Securities Exchange Act of 1934.

In addition, supervised persons will be educated on the alerts issued by the SEC as it relates to social media.

Section 7 – Conduct

If an employee acts in a manner contrary to the guidelines listed below, he or she could be subject to corrective action, which could range from counseling to termination of employment, depending on management’s evaluation of the circumstances. The Firm reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

Conflicts of Interest - The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. The Firm expects its employees to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its clients. All private investments must be first offered to the funds; in an event the investment does not fit the criteria of any of the funds, the principals may then make a personal investment if they chose. All communication regarding these investments will be maintained in the secure digital storage platform in the folder labeled ‘Non-Client Principal Investments.”

The Firm considers a ‘conflict of interest’ to be any situation in which your own interests could interfere with your responsibilities as a Firm employee. When a potential conflict of interest arises, the Firm and employees must recognize that the client has a prior right to the benefits of the Firm’s judgment over the employee or the employee’s family whom he or she may advise. Inevitably, this policy places some restriction on freedom of investment for employees and their families. Employees must disclose all potential conflicts of interest to the CCO, including those cases where the employee is placed in a conflict of interest inadvertently.

All private investments must be first offered to the funds; in an event the investment does not fit the criteria of any of the funds, the principals may then make a personal investment if they chose. All communication regarding these investments will be maintained in the secure digital storage platform in the folder labeled ‘Non-Client Principal Investments.”

Communications with the Public - All communications with clients, prospective clients, the media and others must be fair, balanced and truthful. Communication with the press is not allowed without the approval of the CCO.

Other Outside Activities - Employees are required to seek approval for all outside business activities and positions, including other business, and charitable or public organizations. If the outside activities could pose a real or perceived conflict of interest with Firm clients, or interfere with the employee’s responsibilities to the Firm, the CCO may prohibit such activity.

Business Relationships - All business relationships at the Firm must be based purely on business considerations, not on the personal interests of Firm employees or their associates. Here are some examples of business relationships that may cause a conflict of interest:

●	A Firm employee holds a significant personal financial interest in a company that conducts business with the Firm.

●	A Firm employee holds a significant personal financial interest in a company that directly competes with the Firm.

●	A Firm employee is an immediate relative or close friend of someone who stands to directly profit from and/or who holds a financial interest in a company that conducts business with the Firm.

●	A Firm employee is involved in any form of personal or business relationship with a client that could directly affect the employee’s ability to make an independent decision to extend credit, accept or process loan payments, modify loan terms and conditions, or otherwise administer any other aspect of the borrower’s business or relationship with the company.

Disclosure - Employees of the Firm must fully disclose all events and activities that are of a material nature to the success of the firm. That includes any event or act that might be deemed as material to this Code of Ethics. Examples:

●	The employee is offered a special interest in an investment but declines. The employee must disclose the offer even if the employee declines.

●	The employee holds a prior interest in a prospective investment or holds an interest in a company that could be deemed a competitor to a Fund investment or prospective investment

●	The Employee has a close personal relationship with another investor in a deal.

●	A close family member is an employee of a company that is being considered for investment or becomes an employee of an existing investment.

●	The Employee has an investment in a company that is an acquisition target by a company in the portfolio

Failure to fully disclose may subject the Employee to disciplinary action up to and including termination without severance and legal action by the Firm. Employees may not take part in a business decision if it may cause a conflict of interest. Any actual or potential conflicts of interest must be reported to the CCO.

Personal use of Firm Resources - Personal use of Firm resources is prohibited except where specifically allowed through explicit approval by the CCO. Occasional, minimal use of Firm resources may be allowed under certain circumstances, but employees may be asked to reimburse the Firm for the direct costs associated with such use.

Dishonesty - The Firm expects employees to do their jobs with honesty and integrity. Acts of dishonesty may result in the Firm terminating the offender’s employment without severance pay. Such decisions are made on a case-by-case basis dependent on facts and circumstances.

Background Checks - The Firm may conduct background checks and drug testing for new employees and, at its discretion may conduct repeat tests for existing employees if it deems necessary to safeguard the best interests of its clients.

Theft - The Firm considers an employee guilty of theft if the misappropriation of property, financial assets, or information belonging to the Firm, its clients, or other employees is involved. All such thefts must be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

Conviction of Criminal Activity - The Firm may dismiss employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach or trust, or money laundering, the Firm may suspend the person without pay until an investigation is completed.

Accuracy / Completeness of Firm Records - Firm employees must maintain complete and accurate records of their work. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. The Firm considers falsifying or misinterpreting Firm accounts and records to be the equivalent of fraud.

Awareness of Illegal or Harmful Activities - If an employee believes that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, they should report it to the CCO. Information provided by employees will be held in the strictest confidence possible. An employee who knows of an illegal, harmful, or dishonest act but does not report it may be considered an accessory. There will be no retaliation from the Firm or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another Firm employee.

Personal Conduct - Firm is committed to maintaining a work environment where all employees can work together comfortably and productively. Employees are expected to treat each other with respect. Employees are prohibited from engaging in acts of moral turpitude.

Personal Financial Responsibility - The nature of Firm’s business requires a scrupulous regard for high standards of conduct and personal integrity. These high standards are essential if Firm is to merit the confidence of its clients and the public. As an element of personal integrity, the Firm expects employees to maintain personal finances in such a way that they do not reflect poorly on the Firm’s reputation or create the appearance of financial impropriety.

Drug / Alcohol Abuse - The Firm strives to provide a drug-free work environment for its employees. Employees are not allowed to possess or use illegal drugs at the workplace or come to work under the influence of any substance, including alcohol, which causes an impairment of their abilities. Drug testing may be required of employees at the discretion of the CCO.

Confidentiality and Privacy - Employees are entrusted with and have access to equipment, systems, and information related to the Firm’s business and clients, all of which are highly valuable assets of the Firm. The Firm considers all information about its business or clients that is not generally known to the public or to competitors to be confidential and trade secrets (“Confidential Information”). Confidential Information includes, but is not limited to business systems; access to systems; information about clients, vendors, and employment relationships; products; research and development material; client accounts (including employee accounts); policies and procedures; and corporate decisions and future plans. Additionally, Confidential Information includes the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client. The Firm prohibits employees from disclosing any Confidential Information both during and after his or her employment, except as necessary to carry out their responsibilities or for other legitimate business purposes.

Service on a Board of Directors - Employees may not serve as a director of a public or private business without approval from the CCO. Approval is also required to serve as a paid director for a not-for-profit organization (e.g., homeowner’s association, church board, community group, or charitable foundation.). Employees must ensure that position does not cause a conflict of interest or reflect negatively on the business activities or reputation of the Firm before agreeing to serve in any outside directorship.

Civic / Political Activities and Contributions - Employees are encouraged to exercise their responsibility to vote and take an active interest in the issues of the community. Employees are reminded that their own civic and political activities and contributions represent their own views, not those of Firm. Employees should not display political symbols, distribute political literature, gather signatures on a petition, or otherwise engage in political activity at Firm facilities or functions. Employees should not use envelopes or stationary printed with the Firm’s name or address for political correspondence. Employees are certainly allowed to make contributions to any political candidate or party they choose. However, employees are not to make any donation or present any personal gift in the name of the Firm. Employees should also make sure that the recipient of the contribution does not think that their contribution represents an endorsement from the Firm.

Gifts and Entertainment - The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s employees should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. It is generally prudent not to accept items of significant value, even if the intentions of the person offering the item are innocent. Accepting gifts worth more than $500 could influence an employee in such a way as to impede his or her independence when making decisions on behalf of the Firm or its clients. Similarly, offering gifts worth more than $500 may put the client in an awkward position and create the sense that the Firm is trying to buy their business. Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. Extravagant entertainment is strictly prohibited - whether from or to a client, prospective client or other person or entity with which the Firm conducts business. In recognition that certain types of valuable items are exchanged as a commonly accepted element of business practice, the Firm recognizes limited situations in which items of value can be offered or accepted without actual/perceived risk of corruption or breach of trust. In such instances, the benefit must be:

●	Based on a family or personal relationship independent of any business of the institution;

●	Available to the general public under the same conditions on which it is available to the employee; or

●	Reimbursable as a reasonable business expense if not paid for by the other party.

Valuable Items - Common examples of such valuable items are:

●	Meals, refreshments, entertainment, accommodations, or travel arrangements, all of reasonable value, the purpose of which is to hold bona fide business meetings or foster better business relations.

●	Promotional items such as caps, T-shirts, pens, pencils, note pads, key chains, or similar items.

●	Flowers or gifts to recognize a wedding, promotion, retirement, illness, or other such occurrence.

●	Gifts, favors, or other things of value presented as part of an incentive program sponsored by a Firm vendor. The program must first be approved by the Firm.

Dollar Limit - The Firm has established a specific dollar limit of $500 for most occasions and has extended this prohibition to all employees. Items of value offered or received in connection with bona fide business meetings, commonly accepted business development practices, vendor conferences, and/or public awards may be subject to a higher dollar limit, depending on the facts and circumstances surrounding the occasion. Acceptance of items of value over $500 in these circumstances requires the prior approval of the CCO.

Section 8 – Code of Ethics Acknowledgements

The Firm is required to provide all Supervised Persons with a copy of the Code and any amendments and to obtain written acknowledgements of their receipt by each Supervised Person.

All Supervised Persons will receive a copy of this Code and will be required to submit to the CCO written acknowledgement that they have (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms Has Dennis done this?

of the Code.

For those Supervised Persons joining the Firm after the Code effective date, such persons must submit the acknowledgment form within 10 days after becoming a Supervised Person.

The CCO will provide Supervised Persons with any amendments to the Code.

The CCO will provide Supervised Persons with a copy of the Code during the annual meeting.

Section 9 – Form ADV Disclosure of Code

The Firm will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered.

Section 10 – Reports of Code Violations

All Supervised Persons are required to report any actual or apparent violations of the Firm’s Code of Ethics promptly to the CCO. To the extent possible and permitted by law, such reports will remain confidential.

Section 11 – Sanctions

The Firm will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 12 – Employee Procedures – Insider Trading

See Insider Trading Policy.

Section 13 – Compliance Oversight

The CCO is responsible for oversight of the Code. The specific requirements of that oversight are detailed in the Compliance Checklist.

Section 14 – Definitions

Access Person includes any Supervised Person who:

●	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

●	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

●	Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)

Advisory Person means:

●	Any Supervised Person of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

●	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Client or Client Account means any Fund advised by the Adviser, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Adviser).

Control is the power to exercise a controlling influence over the management or policies of a Firm, unless such power is solely the result of an official position with such Firm. Ownership of 25% or more of a Firm’s outstanding voting security is presumed to give the holder control over the Firm.

Covered Account is generally any account in the name of the Firm or an Access Person or in which the Firm or Access Person:

●	Has any direct or indirect beneficial ownership interest; and

●	Exercises control or influence; and/or

●	An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Covered Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

●	Direct obligations of the U.S. government (e.g., treasury securities);

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates.

Fund means an investment company registered under the Investment Company Act.

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended.

Investment Company Act means the Investment Company Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

●	Spouse;

●	Minor children; and

●	A relative who shares his or her home

Security has the same meaning as that set forth in Advisers Act Section 2(a) (36)

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

●	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

●	Employees; and

●	Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.